Exhibit 3.71

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:30 PM 05/26/1998 981202473 — 2365171
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
NEWCORE HOLDCO I, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

          NewCore Holdco I, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
          FIRST: Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
          FIRST: The name of this corporation is FCC Holdco I, Inc.
          SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 21st day of May, 1998.

NEWCORE HOLDCO I, INC
By:	/s/ Richard J. Lubasch
	Name:	Richard J. Lubasch
	Title:	Senior Vice President-General Counsel and Secretary